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                                               SunTrust Bank, Greater Washington
                                               Real Estate Finance Group
                                               8245 Boone Boulevard, Suite 820
                                               Vienna, VA  22182


SunTrust

     Item 6. Exhibit (4)(m)



     July 25, 2002

     Washington Real Estate Investment Trust
     6110 Executive Boulevard
     Suite 800
     Rockville, Maryland 20852

                            SunTrust Bank-$50,000,000
      Revolving Credit Facility for Washington Real Estate Investment Trust

     Ladies and Gentlemen:

     Reference is made to the Amended and Restated Credit Agreement, dated as of August 26, 1999, but effective for all purposes as of July 25, 1999, between Washington Real Estate Investment Trust (the Borrower), SunTrust Bank, successor to Crestar Bank, as Agent, and SunTrust Bank (SunTrust), successor to Crestar Bank, and Wachovia Bank, National Association (Wachovia), successor to First Union National Bank (the Credit Agreement). Terms defined in the Credit Agreement shall have the same defined meanings when such terms are used herein.

     Wachovia has assigned all of its rights and obligations under the Credit Agreement to SunTrust, and SunTrust is now the sole Bank. SunTrust and the Borrower have agreed to modify the terms of the Credit Agreement. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Agent, the Bank, the Borrower and WRIT LP agree that:

     1. The Termination Date is extended to July 25, 2005.

     2. The Commitment Schedule attached as Schedule 2.1 to the Credit Agreement is replaced by the Commitment Schedule attached as Schedule 2.1 to this Agreement.

     3. The Borrower shall no longer have the option to borrow Term Loans, and all references to a Term Loan or the Term Loans in the Credit Agreement are deleted.

     4. Section 2.4 of the Credit Agreement is amended to read in its entirety as follows:

                  "SECTION 2.4.             Prepayments.

                  (a) The Borrower shall have the right to prepay any Loans at any time subject to the prepayment penalty described below; provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 or an integral multiple thereof. No prepayment penalty will be imposed for Prime Rate Loans, for a LIBOR Loan with an initial Interest Period of three months or less or for a

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                  LIBOR Loan that is prepaid on the last day of the Interest
                  Period applicable thereto. The Borrower shall give the Agent at least three Business Days' prior written notice of prepayment (prompt written notice of which shall be given to the Banks by the Agent) and in such notice specify the prepayment date and the principal amount of each Loan to be prepaid. Such notice of prepayment shall be irrevocable and shall commit the Borrower to prepay in the amount stated therein. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Amounts prepaid shall be available to be reborrowed from the Banks hereunder in accordance with the terms of this Agreement.

                  (b) The prepayment penalty for a LIBOR Loan with an initial Interest Period of more than three months that is prepaid on a day other than the last day of the Interest Period applicable thereto will be equal to the present value of the difference between the amount of interest that would accrue on the prepaid amount for the remaining term of the applicable Interest Period at LIBOR that was in effect on the first day of such Interest Period, and any lesser amount that would accrue on the prepaid amount at LIBOR for an Interest Period with the with a maturity most closely equal to, but not longer than, the remaining term of the applicable Interest Period. To determine such present value, the foregoing difference shall be discounted to its present value at a discount rate equal to the applicable LIBOR for such remaining Interest Period."

     5. Section 5.2(a)(4) of the Credit Agreement is amended to read as follows:

                  "...(4) Liens on real estate assets securing Indebtedness incurred in the ordinary course of the Borrower's business, provided that at the time of the granting of such Lien and the occurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall or would occur, and the Borrower shall demonstrate to the reasonable satisfaction of the Agent that the Borrower will be in compliance on a pro forma basis with all of the terms and provisions of the financial covenants set forth in Section 5.2(b)..."

     6. The reference in Section 5.2(b)(2) of the Credit Agreement to "250,000,000" is amended to be "$450,000,000."

     7. The reference in Section 5.2(b)(4) of the Credit Agreement to "fifteen percent (15%)" is amended to be thirty percent (30%)."

     8. The reference in Section 6.1(e) to "$100,000" is amended to be "1,000,000."

     9. Each reference in the Credit Agreement to "Crestar Bank" shall be amended to be a reference to SunTrust Bank.

     10. Notices in connection with the Credit shall be sent, in the case of the Borrower, to the attention of Sara L. Grootwassink, and in the case of the Agent, to the attention of Gregory T. Horstman.

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     11. Not later than July 25, 2002, the Borrower shall pay to the Agent for the account of SunTrust Bank an extension fee of $187,500.

     12. All of the obligations of the parties to the Credit Agreement, as amended hereby, and the other Loan Documents, are hereby ratified and confirmed. All references in the Loan Documents to the "Credit Agreement" shall henceforth be deemed to refer to the Credit Agreement as amended by this letter agreement.

     13. This letter agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement, and any of the parties hereto may execute this letter agreement by signing any such counterpart; and

     14. All other terms and conditions of the Loan Documents remain unchanged and in full force and effect.

                         [Signatures on following page]

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                                               Sincerely yours,

                                               SunTrust Bank, as Agent


                                               By: /s/ Gregory T. Horstman
                                                   -----------------------
                                                       Gregory T. Horstman
                                                       Senior Vice President

Seen and Agreed:

BORROWER:

WASHINGTON REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust

By: /s/ Sara Grootwassink
    ---------------------

Name: Sara Groostwassink

Title: Chief Financial Officer


WRIT LIMITED PARTNERSHIP, a Delaware limited partnership

By: Washington Real Estate Investment Trust, as general partner

         By: /s/ Sara Grootwassink
             ---------------------

         Name: Sara Groostwassink

         Title: Chief Financial Officer


BANK:

SUNTRUST BANK

By: /s/ Gregory T. Horstman
    -----------------------
        Gregory T. Horstman
        Senior Vice President